Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

DECEMBER 2, 2009

Equity Residential Announces Tender Offer by ERP Operating Limited Partnership for

Any and All of Certain of its Outstanding Notes

Chicago, IL –December 2, 2009 – Equity Residential (NYSE: EQR) today announced that its operating partnership, ERP Operating Limited Partnership (the “Operating Partnership”), has commenced two cash tender offers for any and all of the series of its notes listed in the table below (collectively, the “Notes”). The offers to purchase consist of two separate offers (each an “Offer” and together, the “Offers”), with one offer to purchase any and all of the outstanding Notes listed under the heading “Non-Exchangeable Notes Offer” in the table below (the “Non-Exchangeable Notes Offer”) and a second offer to purchase any and all of the outstanding Notes listed under the heading “Exchangeable Notes Offer” in the table below (the “Exchangeable Notes Offer”).

The purpose of the Offers is to utilize the more than $400 million of unrestricted cash on hand and available borrowings from the Operating Partnership’s undrawn revolving credit facility to retire the Notes prior to their maturity in order to reduce debt maturities and lower the Operating Partnership’s future interest expense.

With approximately $250 million in 1031 exchange funds, the revolving credit facility, funds from continuing property dispositions and an untapped ATM share offering program, Equity Residential believes that it remains well-positioned to take advantage of future opportunities to add high-quality assets to its portfolio.

The consideration payable per $1,000 principal amount of each series of the Notes will include the amount set forth in the table below under the column entitled “Total Consideration” plus the accrued and unpaid interest to, but not including, the respective settlement date for the Notes purchased in each Offer. The settlement date for the Non-Exchangeable Notes Offer shall occur promptly following the Non-Exchangeable Notes Offer Expiration Date (as defined below) and is expected to be December 10, 2009. The settlement date for the Exchangeable Notes Offer shall occur promptly following the Exchangeable Notes Offer Expiration Date (as defined below) and is expected to be December 31, 2009. Additional terms and conditions of the Offer are set forth in the Offer to Purchase dated December 2, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”).

Title of Securities	CUSIP No.	Principal Amount Outstanding (1)	Total Consideration (2)

Non-Exchangeable Notes Offer:
6.95% Notes due March 2, 2011	26884AAM5	$ 114,806,000	$ 1,060

6.625% Notes due March 15, 2012	26884AAN3	$ 400,000,000	$ 1,080

5.50% Notes due October 1, 2012	26884AAW3	$ 350,000,000	$ 1,070

Exchangeable Notes Offer:
3.85% Exchangeable Senior Notes due August 15, 2026 (3)	26884AAV5	$ 531,092,000	$ 1,000

(1)	As of December 2, 2009.
(2)	Per $1,000 principal amount of Notes tendered and accepted for purchase.
(3)	Callable by the Company on or after August 18, 2011 and putable by the holders on August 18, 2011, August 15, 2016 and August 15, 2021.

The Non-Exchangeable Notes Offer will expire at 5:00 p.m., New York City time, on December 9, 2009, unless extended (such date and time, as the same may be extended, the “Non-Exchangeable Notes Offer Expiration Date”) and the Exchangeable Notes Offer will expire at 12:00 midnight, New York City time, on December 30, 2009 unless extended (such date and time, as the same may be extended, the “Exchangeable Notes Offer Expiration Date”). The Non-Exchangeable Notes Offer Expiration Date and the Exchangeable Notes Offer Expiration Date are each referred to as an “Expiration Date.” Under certain circumstances, and as more fully described in the Offer to Purchase, the Operating Partnership may terminate either Offer before the applicable Expiration Date. Any tendered Notes may be withdrawn prior to, but not after, the applicable withdrawal date and withdrawn Notes may be re-tendered by a holder at any time prior to the applicable Expiration Date.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Offers. The Operating Partnership is making the Offers only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Operating Partnership, Equity Residential, the Dealer Manager, the Depositary, the Information Agent for the Offers or the Trustee for the Notes makes any recommendation in connection with the Offers.

The complete terms and conditions of the Offers are set forth in the Offer to Purchase and Letter of Transmittal that is being sent to holders of the Notes. Holders are urged to read these documents carefully when they become available. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offers, Global Bondholder Services Corporation at (866) 470-4200 (toll-free) or (212) 430-3774 (collect).

Citigroup Global Markets Inc. is the Dealer Manager for the Offers. Questions regarding the Offers may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free).

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 496 properties located in 23 states and the District of Columbia, consisting of 137,489 apartment units. For more information on Equity Residential, please visit our website at www.equityresidential.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityresidential.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.